UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

Intapp, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40550	46-1467620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Park Blvd
Palo Alto, California	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 852-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2024, Christopher S. Gaffney and Derek Schoettle, each a member of the board of directors (the “Board”) of Intapp, Inc. (the “Company”), notified the Company that they will resign as directors of the Company, effective May 2, 2024. Mr. Gaffney served on the Board as a designee of Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (collectively, “GHP”), a stockholder of the Company, in accordance with the terms of that Second Amended and Restated Stockholders Agreement, dated as of July 2, 2021, by and among the Company, GHP and Anderson Investments Pte. Ltd., pursuant to which GHP had the right to designate one member of the Board for appointment or election as a director for so long as GHP owned at least 10% of the outstanding common stock of the Company. As of March 7, 2024, in connection with the closing of the previously announced underwritten secondary offering, GHP ceased to own more than 10% of the outstanding common stock of the Company, and as a result, Mr. Gaffney, pursuant to an irrevocable resignation letter, dated March 15, 2024, resigned from his position on the Board. Mr. Schoettle is a Growth Partner of Great Hills Partners, L.P. and also resigned from his position on the Board pursuant to an irrevocable resignation letter, dated March 15, 2024, in connection with GHP ceasing to own more than 10% of the outstanding common stock of the Company. Mr. Gaffney’s and Mr. Schoettle’s resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intapp, Inc.

Date: March 15, 2024	By:	/s/ Steven Todd
Name: Steven Todd
Title: General Counsel